EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned persons, on March 6, 2006, agree and consent to the joint filing on their behalf of this Amendment No. 1 to Schedule 13D, and any further amendments thereto, in connection with their beneficial ownership of the Common Stock of MTC Technologies, Inc.

Rivas Enterprises Limited Partnership III

By:	/s/ Bruce A. Teeters
Bruce A. Teeters
Attorney-in-Fact for Rivas Limited Partnership III

Vimol, LLC

By:	/s/ Bruce A. Teeters
Bruce A. Teeters
Attorney-in-Fact for Vimol, LLC